Exhibit 10.1

SUMMARY OF 2007 INCENTIVE COMPENSATION PLAN

On March 28, 2007, the Compensation Committee of the Board of Directors of Comfort Systems USA, Inc. (the “Compensation Committee”) adopted the 2007 Incentive Compensation Plan for Executive Officers, adjusted the Named Executive Officers salaries effective April 1, 2007, and determined grants under the Company’s Long-term Incentive Plan.  The Named Executive Officers are Mr. William F. Murdy, Chairman of the Board of Directors and Chief Executive Officer; Mr. William George, Executive Vice President and Chief Financial Officer; Mr. Thomas N. Tanner, Executive Vice President and Chief Operating Officer; Ms. Julie S. Shaeff, Senior Vice President and Chief Accounting Officer; and Trent T. McKenna, Vice President, General Counsel and Secretary.

2007 Incentive Compensation Plan for Executive Officers

The plan consists of two distinct elements.  The first element of the plan rewards the achievement of certain EBITDA (earnings before interest, taxes, depreciation and amortization) target thresholds as well as certain cash flow thresholds (the “Objective Bonus”).  The second element of the plan rewards the achievement of certain performance metrics individualized for each executive (the “Subjective Bonus”).

For the Objective Bonus, the Committee has set a bonus range based on a target that is correlated with the Company’s annual EBITDA.  The range for the Objective Bonus for Messrs. Murdy, George and Tanner will be 40 percent to 150 percent of 90 percent of their respective annual base salaries.  For Ms. Shaeff and Mr. McKenna the range for the Objective Bonus will be 40 percent to 150 percent of 30 percent of their respective annual base salaries.  The Objective Bonus is zero until a certain EBITDA threshold is met, it then scales from 40 percent to 80 percent on a straight-line basis as it moves from 77 % of the EBITDA target to 100% of the EBITDA target.  Should the Company’s performance exceed the EBITDA target, it then scales from 80 percent to 150 percent on a straight-line basis as it moves from 100% of the EBITDA target to 123% of the EBITDA target.  With regard to the Subjective Bonus, each executive is reviewed individually and at the sole discretion of the Committee is awarded a bonus within a set range of potential outcomes based on a percentage of annual base salary.  For Messrs. Murdy, George and Tanner, the range is 0 to 100 percent of 10 percent of annual base salary; for Ms. Shaeff and Mr. McKenna, the range is 0 to 100 percent of 20 percent of annual base salary.

Named Executive Officer Salary Adjustments

Effective April 1, 2007, the Compensation Committee increased the base salary of Messrs. Murdy, George, Tanner, McKenna and Ms. Shaeff.  Mr. Murdy’s annual base salary was increased to $560,000.  Messrs. George’s and Tanner’s annual base salaries were increased to $295,000.  Ms. Shaeff’s annual base salary was increased to $195,000.  Mr. McKenna’s annual base salary was increased to $175,000.

Long-term Incentive Plan Grants

The Committee further determined grants under the Company’s Long-term Incentive Plan.  These grants were determined based on the closing price of the Company’s common stock on March 28, 2007, the date the Committee met to approve the grants.  These grants consisted of an award of restricted stock as well as a grant of options.  The restricted stock is performance as well as longevity based; it is granted on a three-year equal vesting schedule and vests only if the Company meets certain EBITDA performance requirements prior to each vesting period.  Once the performance threshold is met, the awards vest on a sliding scale from 0 to 100 percent of the portion of the award scheduled to vest on a straight-line basis.  The option grants vest on a three-year schedule and are not performance based.

The 2007 awards were granted to the following executives for the purpose of providing an incentive for those individuals to work for the Company’s long-term success:  Mr. Murdy was granted 52,764 shares of restricted stock and 43,970 options.  Messrs. George and Tanner were granted 23,163 shares of restricted stock and 19,302 options respectively.  Ms. Shaeff was granted 9,187 shares of restricted stock and 7,655 options.  Mr. McKenna was granted 8,244 shares of restricted stock and 6,870 options.